EXHIBIT 10.1

THE NEWARK GROUP, INC.

STOCK OPTION PLAN

As of May 1, 1995

THE NEWARK GROUP, INC.

STOCK OPTION PLAN

Section 1.	Purposes

The purposes of the Plan are to attract qualified personnel to accept positions of responsibility with the Company, to provide incentives for Key Employees to remain in the employ of the Company, and to induce Key Employees to maximize the Company’s performance during the terms of their Options.

Section 2.	Definitions

2.1	“Appreciation Distribution” means the amount payable pursuant to subsection 17.3 on any exercised Tandem Stock Appreciation Right.

2.2	“Board” means the Board of Directors of the Company or Executive Committee thereof.

2.3	“Cause” means an Optionee’s willful misconduct, as determined by the Committee in its sole discretion.

2.4	“Chairman” means the Chairman of the Board of the Company.

2.5	“Closing” means the purchase by a Participant on the Closing Date of any Common Stock for which his or her Options have been exercised in accordance with such Participant’s Exercise Notice.

2.6	“Closing Date” means such date as is specified in the Exercise Notice.

2.7	“Code” means the Internal Revenue Code of 1986, as amended.

2.8	“Committee” means the Plan Committee as provided for in Section 4.

2.9	“Common Stock” means the Company’s common stock, no par value per share.

2.10	“Company” means The Newark Group, Inc., a New Jersey corporation, its successors and assigns.

2.11	“Employee” means a regular, full-time employee of an Employer.

2.12	“Employer” means each of the Company, any Subsidiary, their successors and assigns.

2.13	“Employment Termination Date” means the effective date as of which an Employee’s employment by the Group has terminated.

2.14	“ESOP” means The Newark Group, Inc. Employees’ Stock Ownership Plan (effective May 1, 1985), as amended from time to time.

2.15	“Exercise Notice” means the notice given by a Participant in accordance with Section 14 of his or her election to exercise any vested Options for their Exercise Price.

2.16	“Exercise Period” means, with respect to any Option awarded by a Grant, the period beginning on an Optionee’s Vesting Date and ending on (a) the day immediately preceding the tenth (10th) anniversary of the Grant Date for such Grant, or (b) such earlier date as may be established in accordance with Sections 11 or 15.

2.17	“Exercise Price” means the price per share of Common Stock upon exercise of any Options, as determined in accordance with Section 7.

2.18	“Fair Market Value” means, as of any Valuation Date, the fair market value per issued and outstanding share of Common Stock on such Valuation Date as set forth in the latest annual valuation of the ESOP either (a) for the year the end of which coincides with the Valuation Date, or (b) if (a) is inapplicable, for the year immediately preceding the year which includes the Valuation Date; provided, however, that if the ESOP does not exist on such Valuation Date, “Fair Market Value” means the fair market value per each such share of Common Stock as determined by the Committee in its sole discretion.

2.19	“Grant” means any award of Options to an Optionee as provided in Section 6.

2.20	“Grant Date” means the date as of which a Grant is made, as established by the Committee in its sole discretion.

2.21	“Grant Notice” means written notice to a Key Employee of his or her selection as an Optionee, as described in subsection 6.2.

2.22	“Group” means the Company and Subsidiaries, as consolidated.

2.23	“Key Employee” means any officer of an Employer or any other Employee who the Committee determines is employed in an important management or other high-level position primarily responsible for the management, growth, and success of the Employer and who is expected to have a significant impact on the Group’s growth and profitability.

2.24	“Normal Retirement Age” means the earlier of (a) the Participant’s attainment of age 60 with at least twenty (20) Years of Service, or (b) the Participant’s attainment of age 65 with at least five (5) Years of Service.

2.25	“Option” means the right of an Optionee to purchase one share of Common Stock from the Company at the Exercise Price and during the Exercise Period set forth in the Grant Notice, as may be adjusted in accordance with Section 11.

2.26	“Optionee” means any Key Employee who has received a Grant.

2.27	“Option Share” means one share of Common Stock purchased pursuant to the exercise of any Option, as well as any shares or other securities received in exchange therefor or with respect thereto pursuant to Section 11.

2.28	“Participant” means any Optionee or SAR Recipient.

2.29	“Permanent Disability” means the inability of the Optionee to engage in any substantial gainful activity by reason of any physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of at least 12 months, as determined by the Committee in its sole discretion.

2.30	“Personal Representative” means the person(s) who shall be the duly appointed, qualified, and acting executor(s) or administrator(s) of the Participant’s estate.

2.31	“Plan” means The Newark Group, Inc. Stock Option Plan, as set forth herein.

2.32	“Plan Year” means the fiscal year of the Company.

2.33	“President” means the President of the Company.

2.34	“Purchase Price” means the Fair Market Value per Option Share as of the Sale Date multiplied by the number of Option Shares being purchased by the Company in accordance with Section 16.

2.35	“Sale Date” means the earlier of (a) the date on which written notice is given by an Optionee in accordance with subsection 16.2-1, or (b) the Employment Termination Date of an Optionee subject to subsection 16.2-2.

2.36	“SAR Recipient” means any Optionee who is selected by the Committee in accordance with Section 17 also to receive any Tandem Stock Appreciation Rights.

2.37	“Seller” means any Optionee or Personal Representative who sells Option Shares to the Company in accordance with Section 16.2.

2.38	“Subsidiary” means any corporation the majority of the issued and outstanding shares of which are owned directly or indirectly by the Company.

2.39	“Tandem Stock Appreciation Rights” means the right of a SAR Recipient to receive, upon surrendering any vested Option, a cash distribution from the Company equal to the excess of (a) the Fair Market Value of the Common Stock which is purchasable upon the exercise of such surrendered, vested Option, over (b) the Exercise Price for such Common Stock.

2.40	“Valuation Date” means any date as of which Fair Market Value is to be determined.

2.41	“Vesting Date” means, with respect to any Option, the date on which such Option vests in accordance with Section 8.

2.42	“Year of Service” means each completed year of a Participant’s employment with the Group (including any employment with other employers which is credited under the ESOP), assuming 365 days equal one year and disregarding any partially completed year.

Section 3.	Eligibility

Only Key Employees are eligible to participate in the Plan.

Section 4.	Administration

4.1	Appointment of Committee. The Board shall appoint a Plan Committee, which shall have such authority and responsibility as specified herein. The Committee shall consist of not less than three (3) members of the Board, one of whom shall be the Chairman and one of whom shall be the President, and who shall serve at the pleasure of the Board. The Board also shall designate one Committee member as chairman of the Committee, and may appoint a secretary of the Committee (who need not be a member of the Committee).

4.2	Quorum. A majority of Committee members shall constitute a quorum, and all determinations of the Committee at any meeting shall be made by a majority of Committee members present at such meeting.

4.3	Committee Members as Participants. A person who is a Committee member may be a Participant, but shall abstain from any deliberation or vote of the Committee relative to any Grant to be awarded to him or her.

4.4	Governing Rules. The Committee may establish such rules and regulations relating to the Plan and/or governing the conduct of its business as it deems advisable in its sole discretion; provided, however, that no such rules or regulations shall be inconsistent with any Plan terms.

4.5	Interpretation. The Committee shall have the sole and exclusive responsibility to interpret the Plan, including determining severability of any and all of its provisions, and to make all other determinations in connection with the administration of the Plan not inconsistent with the terms of the Plan. The Committee’s decision in connection therewith shall be final, conclusive, and binding with respect to all Employees, Participants, and other persons.

4.6	Additional Terms. The Committee may subject any Options and/or Tandem Stock Appreciation Rights to such additional terms and conditions (not inconsistent with any Plan terms) as may be specified in the Grant Notice, including, without limitation, additional restrictions or conditions on the exercise of such Options or Tandem Stock Appreciation Rights.

Section 5.	Authorized Shares of Common Stock

There are hereby authorized and reserved for issuance in satisfaction of Grants to be awarded from time to time under the Plan an aggregate of three hundred thousand (300,000) shares of Common Stock, subject to adjustment as provided in Section 11 hereof. If any Options granted under the Plan should expire or terminate for any reason without having been exercised in full, the unpurchased shares shall become available for the award of any new Grant under the Plan.

Section 6.	Grants

6.1	Grant Determinations. The Committee shall determine in its sole discretion (a) which, if any, Key Employees shall receive a Grant for any Plan Year, (b) the number of Options constituting any Grant to an Optionee, (c) the Grant Date, and (d) the Exercise Price. Factors influencing individual Grants include, but shall not be limited to, the Key Employee’s job performance, the nature of services rendered and expected to be rendered by the Key Employee, and the current and projected profitability of the Key Employee’s Employer and the Group. The Committee may award a Grant to a Key Employee at any time.

6.2	Grant Notice. The Committee or its designee shall give written notification to any Key Employee it selects as an Optionee for any Plan Year of (a) his or her selection as an Optionee, (b) the number of Options constituting his or her Grant for such Plan Year, (c) the Grant Date, (d) the Fair Market Value of one share of Common Stock as of the Grant Date, (e) the Vesting Dates for such Options, (f) the Exercise Price of such Options, (g) the Exercise Period of such Options, and (h) all of the terms and conditions of the Plan. Generally, such notification will be made no earlier than December 1st of the Plan Year for which the Grant is being made and no later than February 15th of the immediately following Plan Year.

Section 7.	Exercise Price

The Exercise Price of each Option granted to an Optionee shall be the Fair Market Value of one share of Common Stock on such Optionee’s applicable Grant Date.

Section 8.	Vesting of Options

8.1	Vesting Schedule. Except as provided in Sections 10, 11, and 15, all Options constituting a Grant shall vest according to the following schedule:

Date	Vested Interest in Grant
Grant Date	0%
First Anniversary of Grant Date	10%
Second Anniversary of Grant Date	20%
Third Anniversary of Grant Date	30%
Fourth Anniversary of Grant Date	40%
Fifth Anniversary of Grant Date	50%
Sixth Anniversary of Grant Date	60%
Seventh Anniversary of Grant Date	70%
Eighth Anniversary of Grant Date	80%
Ninth Anniversary of Grant Date	100%

An Optionee shall have a vested interest in that number of Options constituting any Grant which results from multiplying the total number of Options constituting such Grant by the applicable percentage stated above, with such resultant rounded down to the nearest whole number if it is not a whole number.

8.2	Acceleration. The Committee may, at its discretion, accelerate the vesting schedule of any outstanding Option at any time.

Section 9.	Exercise of Options During Employment

Subject to Section 14, an Optionee while employed by the Group may exercise any vested Options during their Exercise Period.

Section 10.	Termination of Employment

10.1	Generally. Except as provided in this Section 10, if an Optionee’s employment with the Group terminates at any time and for any reason, whether voluntarily or involuntarily:

(a)	all non-vested Options will be forfeited, and

(b)	all vested, unexercised Options (if any) shall be exercisable during the period beginning on the Optionee’s Employment Termination Date and ending on the earlier of (i) the last day of their Exercise Period, or (ii) the thirtieth (30th) day following the Optionee’s Employment Termination Date. Any unexercised Options at the end of such period shall automatically expire.

10.2	Normal Retirement Age; Disability; Death. If an Optionee’s employment with the Group terminates at or after his or her Normal Retirement Age for any reason other than Cause, whether voluntarily or involuntarily, or at any earlier age either due to Permanent Disability, death, or such other circumstance as approved by the Committee in its sole discretion:

(a)	all otherwise non-vested Options will become fully vested at that time, and

(b)

all vested, unexercised Options (if any) shall be exercisable by the Optionee (or, if the Optionee has died, by his or her Personal Representative) during the period beginning on the Optionee’s Employment Termination Date and ending on the earlier of (i) the last day of their Exercise Period, or (ii) the thirtieth (30th) day following the Optionee’s Employment Termination Date. Any unexercised Options at the end of such period shall automatically expire.

10.3	Extension of Exercise Period. The Committee may specify at any time prior to the expiration of any Options pursuant to subsections 10.1(b) or 10.2(b) that the deadline imposed by subsections 10.1(b)(ii) or 10.2(b)(ii), as applicable, with respect to such Options shall be extended to a date ending not later than the day immediately preceding the first anniversary of the Optionee’s Employment Termination Date.

10.4	Cause. Notwithstanding any provision of the Plan to the contrary, if an Optionee’s employment with the Group is terminated at any time due to Cause, all unexercised Options (whether otherwise vested or not) shall automatically expire at that time.

Section 11.	Changes in Capital and Corporate Structure

The Committee may adjust (a) the number and kind of shares reserved for issuance under the Plan upon the grant and exercise of Options, (b) the number of shares subject to outstanding Options, (c) the Exercise Price for any Grant, (d) the Vesting Dates applicable to any Grant, or (e) any other Plan provision, to reflect, in an equitable manner, any change in the capital or corporate structure of the Company that relates to Common Stock, such as a stock split, stock dividend, stock combination, exchange of shares, recapitalization, reorganization, reclassification, merger, consolidation, or comparable transaction. In no event shall fractional shares be issued or issuable pursuant to any adjustment made under this Section 11. The determination of the Committee as to any such adjustment shall be final and conclusive.

Section 12.	Expiration

Subject to Sections 10 and 15, all Options constituting a Grant shall expire and no longer be exercisable on the tenth (10th) anniversary of the Grant Date for such Grant.

Section 13.	Nonqualified Status

It is the intention of the Plan that Options shall not qualify as incentive stock options under Section 422 of the Code or any comparable Code provision that hereafter may be enacted.

Section 14.	Method of Exercise

14.1	Exercise Notice. To the extent permitted by the terms of the Plan, Optionees may exercise their Options for their Exercise Price by giving written notice thereof to the Committee. Such Exercise Notice shall be in such form as approved by the Committee and shall state (a) the number of Options exercised (i.e., the number of shares of Common Stock to be purchased), which number prior to the last day on which such Options expire shall be either any whole number multiple of 50 or 100% of the Options then exercisable by such Optionee, and which number on such last day may be any number, and (b) the desired Closing Date, which shall be at least fifteen (15) days (or such fewer days as the Committee, in its discretion, may agree upon) and no more than thirty (30) days after the giving of such Exercise Notice.

14.2

Closing. At the Closing, the Company shall deliver to the Optionee or, if the Optionee has died, his Personal Representative, at the principal office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates for such shares against payment in full of the Exercise Price for the number of such shares of Common Stock to be delivered pursuant to the exercise of any vested Options. Such payment shall be (a) by a certified or bank cashier’s check, or (b) if the Committee in its sole discretion authorizes, by (i) an agreement by the Optionee to surrender other vested Options then exercisable by him or her valued at the excess of the aggregate Fair Market Value of the Common Stock subject to such other Options on the Closing Date over the aggregate Exercise Price of such Common Stock, (ii) directing the Company to withhold such number of shares of Common Stock otherwise issuable upon exercise of such Option having an aggregate Fair Market Value on the Closing Date equal to the Exercise Price of the Option, (iii) transfer to the Company of any Common Stock owned by the Optionee having a Fair Market Value on the Closing Date equal to the Exercise Price of the shares of Common Stock purchased, (iv) any other method, or (v) by any combination of (a) and (b)(i), (ii), (iii), or (iv) as the Committee, in its sole discretion, may authorize. If the Optionee (or other person entitled to exercise the Options) fails to accept delivery of and pay for any of the shares specified in the Exercise Notice when the Company shall tender such shares to him or her, such Optionee’s right to exercise the Options with respect to such unpurchased shares may be terminated.

Section 15.	Mandatory Exercise

Notwithstanding anything to the contrary set forth in the Plan, if the Company adopts either (a) a plan of reorganization pursuant to which it shall merge into, consolidate with, or sell its assets to, any other corporation or entity, or any other corporation or entity shall merge into the Company in a transaction in which the Company shall become a wholly-owned subsidiary of another entity, or (b) a plan of complete liquidation, then the Committee may provide that an Optionee shall immediately become fully vested in all otherwise nonvested Options awarded to him or her, and/or may give an Optionee written notice thereof requiring such Optionee either (i) to exercise his or her vested Options within thirty (30) days after receipt of such notice, whether or not they would otherwise be exercisable at that time, or (ii) to surrender such Options. Those Options which the Company requests to be exercised and which shall not have been exercised in accordance with the provisions of the Plan by the end of such thirty-day period shall automatically lapse and the Optionee shall have no further rights with respect to such Options.

Section 16.	Transfer Restrictions

16.1	General Prohibition. No Option Share may be anticipated, alienated, sold, transferred, assigned, pledged, or encumbered by the Optionee or, if the Optionee has died, his

Personal Representative, except as expressly provided in the Plan or as the Chairman of the Board or the President may otherwise agree in writing.

16.2	Purchase by Company.

16.2-1	Put Option. An Optionee may, at any time prior to the earlier of his Employment Termination Date or the date his Options expire, upon giving no less than thirty (30) days, and no more than forty-five (45) days, prior written notice to the Company, require the Company to purchase for their Fair Market Value as of the Sale Date all, but not less than all, of the Option Shares then held by such Optionee.

16.2-2	Put Obligation. Within thirty (30) days after an Optionee’s Employment Termination Date, the Optionee or, if the Optionee has died, his Personal Representative shall offer to sell to the Company, and the Company shall purchase, for their Fair Market Value as of the Sale Date, all of the Option Shares then held by such Optionee.

16.2-3	Purchase by the Company. Any purchase of Option Shares by the Company pursuant to Section 16.2 shall take place at the principal business office of the Company on a date specified by the Committee that is as soon as practicable following the calculation by the Committee of the Fair Market Value of such Option Shares on the Sale Date. At that time, Seller shall tender to the Company the certificates evidencing the number of Option Shares to be sold to the Company pursuant to the terms hereof, properly endorsed for transfer to the Company with signature guaranteed, accompanied by any other documents which are necessary in the reasonable opinion of counsel for the Company to evidence the authority of Seller to make such sale and transfer good title to the Option Shares.

16.2-4

Purchase Price. Following receipt by the Company of the certificates described in subsection 16.2-3, the Purchase Price of the Option Shares being purchased by the Company shall be paid by the Company out of its general assets either (a) in a lump sum, or (b) in monthly installments over a period that does not exceed sixty (60) months and that commences on or about the first day of the month next following such receipt, as the Committee in its sole discretion shall determine. Each such installment payment shall be in substantially equal amounts, with interest thereon at such rate(s) as the Committee in its sole discretion shall determine. The Company shall furnish Seller with a promissory note evidencing the liability of the Company for such payment.

16.2-5	Termination of Transfer Restrictions. The provisions of subsections 16.2-1, 16.2-2, 16.2-3, and 16.2-4 shall apply only to the extent that the Option Shares are not publicly tradable on an established market in accordance with federal and state securities laws and regulations.

Section 17.	Tandem Stock Appreciation Rights

17.1	Committee Authority. The Committee may, in its sole discretion, grant Tandem Stock Appreciation Rights concurrently to one or more Key Employees awarded Grants under this Plan. The number of Tandem Stock Appreciation Rights initially granted shall equal the number of Options constituting a Grant, and shall thereafter be reduced by the number of Tandem Stock Appreciation Rights exercised by the Participant and by the number of Option Shares purchased by the Participant pursuant to the Grant. Each Tandem Stock Appreciation Right shall entitle the holder to a payment based on the appreciation in the Fair Market Value of one share of Common Stock into which one of his vested Options would be converted upon exercise, in exchange for his surrender of one vested Option. Each Tandem Stock Appreciation Right shall, except as specifically set forth below, be subject to the same terms and conditions applicable to the particular Grant to which it pertains.

17.2	Exercise. A SAR Recipient may exercise his Tandem Stock Appreciation Rights only by filing written notice thereof with the Committee, on a form approved by the Committee, prior to the expiration of his corresponding vested Options to be surrendered.

17.3	Appreciation Distribution. The amount payable by the Company for each exercised Tandem Stock Appreciation Right (the “Appreciation Distribution”) shall equal the excess of (a) the Fair Market Value, determined as of the date the notice described in subsection 17.2 is received by the Committee, of one share of Common Stock into which one surrendered, vested Option would be converted upon exercise, over (b) the Exercise Price payable for such share.

17.4	Method of Payment. The Appreciation Distribution shall be paid in cash out of the Company’s general assets either in a lump sum or in monthly installments over a period that does not exceed sixty (60) months, as the Committee in its sole discretion shall determine. Such payment shall be made or begin, as applicable, as soon as practicable following the calculation by the Committee of Fair Market Value under Section 17.3. If any Appreciation Distribution is payable in installments, it shall be credited with an amount as interest, commencing with the first day of the month as of which the installments begin, at such rate(s) as the Committee in its sole discretion shall determine.

17.5	Underlying Common Stock. The shares of Common Stock subject to each surrendered Option for which a SAR Recipient has received an Appreciation Distribution shall not be available for subsequent issuance as Grants under the Plan.

Section 18.	Representations

The Company may require an Optionee, as a condition to any Grant, exercise of any Options, or issuance or delivery of shares upon the exercise of any Options or payment therefor, to make such representations and warranties, and to execute and deliver such notices of exercise and other documents as the Committee may deem consistent with the Plan or the terms and conditions of the Grant. The Committee also may require the Optionee to execute and deliver documents

(including the investment letter described in Section 19), containing such representations, warranties, and agreements as the Committee or counsel to the Committee may deem necessary or advisable to comply with any exemption from registration under the Securities Act of 1933, as amended, any applicable State securities laws, and any other applicable law, regulation or rule.

Section 19.	Investment Letter

If required by the Committee, each Optionee shall, as a condition of receiving any Grant, execute a statement directed to the Company, upon each and every exercise of any Options constituting such Grant, indicating that any shares issued upon exercise of any such Options are being acquired for investment purposes only and not with a view to the redistribution thereof, and containing an agreement that such shares will not be sold or transferred unless either (a) registered under the Securities Act of 1933, as amended, or (b) exempt from such registration in the opinion of Company counsel. If required by the Company, certificates representing shares of Common Stock issued upon exercise of Options shall bear a restrictive legend summarizing the restrictions on transferability applicable thereto.

Section 20.	Participation Agreement

The Committee may require any Participant to sign an agreement, in such form and containing such terms as the Committee in its sole discretion shall determine, signifying his consent to the terms and conditions of the Plan.

Section 21.	Requirements of Law

Any Grant, the issuance of shares upon the exercise of Options, and the delivery of shares upon the payment therefor, shall be subject to compliance with all applicable laws, rules and regulations. Without limiting the generality of the foregoing, the Company shall not be obligated to sell, issue, or deliver any shares unless all required approvals from governmental authorities shall have been obtained and all applicable requirements of governmental authorities shall have been complied with.

Section 22.	Tax Withholding

The Company, as and when appropriate, shall have the right to require each Optionee purchasing or receiving shares of Common Stock under the Plan, as a condition thereof, to pay any federal, state, or local taxes required by law to be withheld. Optionee shall satisfy such withholding obligation by making cash payment to the Company or, as the Optionee may request and the Committee in its sole discretion may authorize, by directing the Company to withhold, from the shares of Common Stock purchased under the Plan, such number of shares having a Fair Market Value as of the Closing Date equal to the amount required to be withheld.

Section 23.	Nonassignability

Except to the extent as may be required by law or as provided in the Plan, the interests and rights of any Participant in and to any Grant shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge.

Section 24.	No Shareholder Rights

An Optionee shall have no rights as a shareholder of the Company with respect to any shares subject to any Options until the Options have been exercised and the certificate with respect to the shares purchased upon exercise of the Options has been duly issued and registered in the name of the Optionee.

Section 25.	Amendment, Suspension, or Termination

The Board may at any time amend, suspend, or terminate the Plan as it may deem advisable, except that no such action shall adversely affect any Optionee’s rights which have accrued under the Plan with respect to any Grant prior to such action.

Section 26.	Weekend or Holiday

In the event that the time for the performance of any action or the giving of any notice is called for under the Plan within a period of time which ends on a Saturday, Sunday or legal holiday, such period shall be deemed to end on the next date following such Saturday, Sunday or legal holiday which is not a Saturday, Sunday or legal holiday.

Section 27.	Noncompetition

As a condition of any Grant, the Committee may require any Key Employee to enter into a written covenant not to compete with the Group, which shall be effective from the Grant Date until the first anniversary of his or her Employment Termination Date and which shall contain such other terms and conditions as the Committee in its discretion may specify.

Section 28.	Indemnification

Neither the Chairman, President, nor any member of the Board or Committee, shall be liable for any action, failure to act, or determination made in good faith with respect to the Plan. Employers shall defend, indemnify, and hold harmless their directors, officers, Committee members, and employees against and from any loss or expense arising from any act or omission to act in connection with any responsibility, obligation, or duty in the operation or administration of the Plan, unless any such act or omission to act is due to willful misconduct.

Section 29.	No Employment Rights

Nothing herein shall give any Participant or Key Employee the right to be retained in the service of any Employer or limit the right of any Employer to discipline or terminate the employment of any Participant or Key Employee.

Section 30.	Section Headings

The headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the respective sections to which they relate.

Section 31.	Notices

Any notice given to the Company hereunder shall be in writing and shall be addressed to the President at 20 Jackson Drive, Cranford, New Jersey, 07016, or at such other address as the Company may hereafter designate to Participants by notice as provided herein. Any notice given hereunder to a Participant shall be in writing and shall be addressed to the Participant at the most recent address of the Participant as maintained in the Company’s records. Notices shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the appropriate party.

Section 32.	Governing Law

The Plan shall be governed by the laws of the State of New Jersey, without giving effect to its choice or conflicts of law provisions.

Section 33.	Effective Date

The Plan shall become operative and in effect as of May 1, 1995.